EXHIBIT 99.1

Long-Time Steelcase CEO, James P. Hackett, Announces Plans to Retire

Will Have Completed 19 Years as CEO

GRAND RAPIDS, Mich., July 17, 2013 (GLOBE NEWSWIRE) -- After nearly two decades as the Chief Executive Officer of Steelcase Inc. (NYSE:SCS), James P. Hackett today announced his plans for retirement. During the company's annual shareholder meeting, Hackett said he will remain in his current position until February 28, 2014, the end of the company's fiscal year, and then take a new position as vice chair for an additional year. He will also continue as a member of the board of directors.

"Jim Hackett helped change the conversation at Steelcase from merely selling office environments to providing insights about how spaces can impact performance," said Rob Pew, Board Chair, Steelcase Inc. "He adopted design, and design thinking, as core beliefs and spread them throughout the company. In his 19 years as the CEO, Jim has led the company through some difficult times as well as periods of growth. We appreciate his calm hand on the tiller."

Pew added, "With Jim continuing in his role for more than seven months, we are not naming a new CEO at this time but we have a succession process in place."

Hackett became CEO in December of 1994 after holding a variety of sales and leadership positions in the company. He helped to transform the company's business model, expanded its global perspective and presence and championed life-long learning. He introduced the company's current critical thinking model and personally taught the key principles of that model to hundreds of Steelcase leaders.

"I couldn't be happier about what Steelcase has become and where we're headed," said Hackett. "But it's time to provide opportunity to others, and time for me to pursue some other interests. While continuing to run the company with as much energy and excitement as I did when I took the role in 1994, I'll also ready myself for the next chapter in my life."

About Steelcase Inc.

For more than 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations – wherever work happens. Steelcase and our family of brands – including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® – offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 670 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2013 revenue of $2.9 billion.

CONTACT: Laura Van Slyke
         616.262.3091
         lvanslyk@steelcase.com